EXHIBIT 10.8

First Amendment to the
Employment Agreement

WHEREAS, Panavision Inc. (the ‘‘Company’’) entered into an employment agreement (the ‘‘Employment Agreement’’) with Robert L. Beitcher, dated April 1, 2003.

WHEREAS, the Company and Robert L. Beitcher now desire to amend the Employment Agreement on the terms and conditions described herein (the ‘‘Amendment’’);

NOW, THEREFORE, the Company and the Executive hereby agree to amend the Employment Agreement, effective January 1, 2006, as follows:

1.	Section 2.1 shall be amended and restated as follows:

‘‘2.1  The Term. The term of the Executive’s employment under this Agreement (the ‘‘Term’’) shall commence on April 7, 2003. The Term shall end on December 31, 2008, or such later date to which the Term is extended pursuant to Section 2.2.’’

2.	Section 3.1 shall be amended and restated as follows:

‘‘3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive, from January 1, 2006 through the remainder of the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $850,000 for calendar year 2003, $900,000 for calendar year 2004, $950,000 for calendar year 2005 and $1,000,000 per calendar year thereafter less such deductions or amounts to be withheld as required by applicable law and regulations (the ‘‘Base Salary’’). In the event that the Company in its sole discretion from time to time determines to further increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute ‘‘Base Salary’’ for purposes of this Agreement.’’

3.	Section 3.3 shall be amended and restated as follows:

‘‘3.3 Corporate Performance Payment. In addition to the amounts to be paid to the Executive pursuant to Sections 3.1 and 3.2, the Executive shall be entitled to receive a payment (the ‘‘Corporate Performance Payment’’) at the time and in an amount determined pursuant to this Section 3.3. The Corporate Performance Payment shall be made to the Executive within fifteen (15) days following issuance of audited financial statements of the Company for the Fiscal Year ending December 31, 2008 (such Fiscal Year, the ‘‘CP Fiscal Year’’) and consistent with past practice and in any event, not later than April 30th of the following year. The Corporate Performance Payment shall be in an amount equal to two point five percent (2.5%), (the ‘‘CPP Percentage’’) (subject to adjustments described below) of:

(i) EBITDA (without any deduction for the Corporate Performance Payment to Executive or similar corporate performance payments to other persons) (‘‘EBITDA’’) for the CP Fiscal Year multiplied by 8.0,

(ii) less the sum of (A) $520 million and (B) any contributions to the capital of the Company on or after January 1, 2006, and

(iii) (A) less if an increase or (B) plus if a decrease, the change in debt (reduced by any unrestricted cash) of the Company and its consolidated subsidiaries outstanding between January 1, 2006 and the last day of the CP Fiscal Year.

Notwithstanding the above, in the event of a material acquisition, the method for calculating the Corporate Performance Payment pursuant to (i), (ii), and (iii) above, shall be adjusted for the effect of such material acquisition;’’

4. The references to ‘‘Equity Participation Payment’’ in Sections 4.1, 4,2, 4.4 and 4.5 of the Agreement shall be changed to ‘‘Corporate Performance Payment’’.

5.	The following shall be added to the end of Section 4.4:

‘‘Notwithstanding the foregoing, in the event that the Executive qualifies as a ‘‘specified employee’’ for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986 as amended

(the ‘‘Code’’), then, to the extent required (or in the absence of specific guidance to the extent reasonably advisable) to comply with Section 409A of the Code the first installment of such semi-monthly salary payments shall commence on the six month anniversary of the date of termination and shall continue for the applicable Damage Period. This Agreement shall be construed and interpreted to comply with Section 409A of the Code. The parties hereby agree to amend this Agreement to the extent reasonably necessary in order to preserve the intended tax consequences of the payments made hereunder in light of Section 409A of the Code and any regulations or other guidance promulgated thereunder.’’

6.	The following shall be added as Section 4.7:

‘‘4.7  Section 280G

(i) Whether or not the Executive becomes entitled to any other payments hereunder, if any of the payments, distributions, transfers or benefits received or to be received by the Executive (including any payment or benefits received or to be received in connection with an event described in Section 280G(b)(2)(A) (such event, a ‘‘Change in Control’’) or the Executive's termination of employment or otherwise, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement or otherwise, and including any benefit with respect to the Executive payable to the Executive’s dependents, heirs or beneficiaries), (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the ‘‘Total Payments’’) is or will be subject (in whole or part) to the excise tax (‘‘the Excise Tax’’) imposed under Section 4999 of the Code or any similar successor provision or any comparable state or local tax provision, then, subject to the provisions of subsection (ii) of this Section 4.7, the Company shall pay to the Executive an additional amount (the ‘‘Gross-Up Payment’’) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment and all interest, penalties, or addition to tax with respect to such Excise Tax, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on which the Gross-Up Payment is calculated for purposes of this Section 4.7, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii) In the event that a reduction of an aggregate amount of not more than $150,000 from the Total Payments to be made to the Executive would result in no portion of the Total Payments being subject to the Excise Tax and would produce a net amount of Total Payments (after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) that would be greater than or equal to the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income and employment taxes and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments), then subsection (i) of this Section 4.7 shall not apply and the Total Payments shall be reduced as provided below in this Section 4.7(ii). In such event, the amount of the Total Payments shall be reduced, but not by more than $150,000 in the aggregate, such that the amount of the Total Payments is $1 less than the amount that would cause the Total Payments to become subject to the Excise Tax. To effect such reduction, the cash payments shall first be reduced (if necessary, to zero), and the non-cash payments or benefits shall thereafter be reduced (if necessary, to zero) to effect the total amount of such reduction; provided, however, that the Executive may elect to have the non-cash payments and benefits reduced (or eliminated) prior to any reduction of the cash payments and the Executive may otherwise elect which non-cash payments shall be reduced first (to the extent any reduction in non-cash payments is required).

(iii) For purposes of initially estimating whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as ‘‘parachute payments’’ within the meaning of section 280G(b)(2) of the Code, unless in the opinion of the

Company’s tax counsel (‘‘Tax Counsel’’), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (B) all ‘‘excess parachute payments’’ within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Prior to the Termination Date, the Company shall provide the Executive with its calculation of the amounts referred to in this Section 4.7(iii) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail for purposes of the initial estimates of any Gross-Up Payment.

(iv) In the event that (A) amounts are paid to the Executive pursuant to subsection (i) of this Section 4.7, (B) the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, and (C) after recalculating the Gross Up Payment based on such finally determined Excise Tax, the payments are to be reduced pursuant to subsection (ii) of this Section 4.7, the Executive shall repay to the Company, within thirty (30) business days following the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in (A) no portion of the Total Payments being subject to the Excise Tax and (B) a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes) plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that (x) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (y) after giving effect to such redetermination, the payments should not have been reduced pursuant to subsection (ii) of this Section 4.7, the Company shall make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) within five (5) business days following the time that the amount of such excess is finally determined. In addition, it may initially be determined that a Gross-Up Payment need not be made (or no determination with respect to a Gross-Up Payment may be made) or the amount of the Gross-Up Payment may initially be determined to be less than the amount of the Gross-Up Payment that should actually be made. In any such event, the Company shall promptly make an additional Gross-Up Payment to Executive equal to (i) the full Gross-Up Payment that should have been made to Executive less any Gross-Up Payment previously paid to Executive (to the Extent not repaid by the Executive), plus (ii) any interest, penalties or additions to tax payable by the Executive with respect to the underpayment resulting from the original underpayment.’’

7. The following shall be added as a new paragraph 6 to Appendix I to the Agreement:

‘‘The Company shall pay the cost of membership for the Executive of membership in a health club and /or fitness classes and instruction up to an amount of $3,000 initiation fee and $3,500 per calendar year.’’

8. In paragraph 2 of Appendix I to the Agreement, the number ‘‘$60,000’’ shall be changed to ‘‘$85,000’’.

9. All provisions of the Agreement shall remain in full force and effect except to the extent specifically described in this Amendment. To the extent of any inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

10. General.

11.1 This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California.

11.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

11.3 The Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in the Agreement, as amended by this Amendment, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

11.4 This Amendment may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Amendment, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Amendment.

11.5 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the March 30, 2006.

PANAVISION INC.
By:	/s/ Howard Gittis
Name: Howard Gittis Title: Vice Chairman
/s/ Robert L. Beitcher
Name: Robert L. Beitcher